Rule 424(b)(3)
                                               File No. 333-29677

Pricing Supplement No. 0171                    Dated: May 1, 1998
(To Prospectus dated June 26, 1997 and
Prospectus Supplement dated July 2, 1997)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series F
           Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $225,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $225,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): May 6, 1998
Maturity Date: May 8, 2000
Agent: Chase Securities Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):
The rate of interest on the Note will be 5.83% per annum.

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually in arrears on November 6 and May 6 of each year, commencing November 6, 1998, through and including the date of Maturity (each, an "Interest Payment Date"); and the Regular Record Date in respect of each Interest Payment Date will be the date which is 15 days (whether or not a Business Day) immediately prior to such Interest Payment Date.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes  (See below)

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.